EXHIBIT A                                             0191279.02
                    STOCK EXCHANGE AGREEMENT

     This STOCK EXCHANGE AGREEMENT (this "Agreement") is made as of the 24th day of March, 1999 by and between ELMER'S RESTAURANTS, INC., an Oregon corporation (the "Exchanging Corporation"), GRASS VALLEY LTD., INC., an Oregon corporation (the "Exchanged Corporation"), and each shareholder of the Exchanged Corporation listed on the attached Exhibit A (individually, a "shareholder of the Exchanged Corporation" and collectively, the "shareholders of the Exchanged Corporation").

Recitals:

     A. The shareholders of the Exchanged Corporation previously granted certain option rights to a predecessor in interest of the Exchanging Corporation. The Exchanging
Corporation now desires to exercise those rights.

     B. The Exchanging Corporation and the shareholders of the Exchanged Corporation desire to consummate an exchange of all of the outstanding shares of the Exchanged Corporation for certain of the shares of the Exchanging Corporation and certain other consideration on the terms and conditions contained in this Agreement.

Agreements:

     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Share Exchange. The Exchanging Corporation shall exchange shares of the common stock of the Exchanging Corporation and certain other consideration for all of the outstanding shares of the Exchanged Corporation held by the shareholders of the Exchanged Corporation.

     2. Manner and Basis of Exchanging Shares. For each share of the Exchanged Corporation owned by a shareholder of the Exchanged Corporation, the shareholder of the Exchanged Corporation shall receive shares of common stock of the Exchanging Corporation valued at $5,230 (based on the average last quoted price in the "Wall Street Journal" of shares of the Exchanging Corporation's common stock during the thirty (30) trading days immediately preceding the Closing Date (defined in Section 3)). On the
Closing Date, the shareholders of the Exchanged Corporation shall transfer all of the shares in the Exchanged Corporation to the Exchanging Corporation, and the Exchanging Corporation within ten
(10) days following the Closing Date shall issue to each such shareholder a stock certificate representing shares of the Exchanging Corporation in accordance with the preceding sentence. On the Closing Date, the Exchanging Corporation shall also deliver to the shareholders of the Exchanged Corporation funds in the amount of $110,000.

     3. Closing. The Exchanging Corporation shall designate a date (the "Closing Date") that is no later than four months following the date of this Agreement. On the Closing Date, the

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
following actions shall occur at the offices of the Exchanging
Corporation in Portland, Oregon (or at such other location as the parties may designate):

          3.1 The Exchanged Corporation shall deliver to the Exchanging Corporation resolutions of the Board of Directors and shareholders of the Exchanged Corporation approving the transactions contemplated by this Agreement.

          3.2 The Exchanging Corporation shall deliver to the Exchanged Corporation resolutions of the Board of Directors of the Exchanging Corporation approving the transactions contemplated by this Agreement.

          3.3 The Exchanging Corporation and the Exchanged Corporation and the shareholders of the Exchanged Corporation shall each execute and deliver a certificate confirming to the other that their representations and warranties contained in this Agreement are true and correct as if made on and as of the Closing Date.

          3.4 Certificates evidencing shares of the Exchanged Corporation shall be surrendered. Certificates evidencing shares of the Exchanging Corporation shall be delivered in accordance with
Section 2 above within ten (10) days following the Closing Date.

          3.5 The Exchanging Corporation shall deliver to the shareholders of the Exchanged Corporation funds in the amount set forth in
Section 2 above.

          3.6 The parties shall take such other actions and execute and deliver such other documents as may be reasonably required in order to close the transactions contemplated by this Agreement, including, without limitation, execution by the shareholders of the Exchanged Corporation of investor questionnaires or similar instruments relating to the fact that the shares of the Exchanging Corporation to be issued to the shareholders of the Exchanged Corporation will not be registered under applicable securities laws.

     4. Actions Prior to Closing Date. During the period prior to the Closing Date, the Exchanged Corporation and the shareholders of the Exchanged Corporation agree to take (or to cause the Exchanged Corporation to take) the following actions:

          4.1 To own and operate its assets and properties in the ordinary course of business in accordance with past practice;

          4.2 To maintain all licenses and permits applicable to its assets and properties in full force and effect and to comply will all laws, rules, regulations, and ordinances applicable to its assets and properties;

          4.3 To refrain from transferring, encumbering, pledging, assigning, or otherwise disposing of its assets and properties
(or engaging in negotiations or discussions regarding the same) or entering into additional contracts or commitments except in the ordinary course of business in accordance with past practice (provided that it may dispose of items of equipment which are replaced with items of comparable value);

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
          4.4
To provide such financial information relating to the performance of its assets and properties as the Exchanging
Corporation may reasonably request from time to time and to grant reasonable access to its assets and properties and the minute book, stock ledger, and corporate books and records of the Exchanged Corporation to representatives of the Exchanging
Corporation from time to time;

          4.5 To refrain from transferring the Exchanged Shares (defined in Section 5.2) (or engaging in negotiations or discussions regarding the same) other than pursuant to this Agreement, amending the Exchanged Corporation's Articles of Incorporation or Bylaws, or in any other manner altering the capital structure of the Exchanged Corporation, whether by issuing additional shares of capital stock of the Exchanged Corporation or options, warrants, or other securities convertible into or exchangeable for shares of capital stock of the Exchanged Corporation, redeeming shares of capital stock of the Exchanged Corporation, or otherwise; and

          4.6 To cause the Exchanged Corporation to maintain a current ratio of not less than 1:1 and to refrain from incurring additional indebtedness other than trade payables incurred in the ordinary course of business. In the event the Exchanged
Corporation's current ratio exceeds 1:1 on the Closing Date, the Exchanging Corporation and the Exchanged Corporation shall cooperate to determine the amount of the excess, and the Exchanging Corporation agrees to compensate the shareholders of the Exchanged Corporation for the amount so determined within sixty (60) days following the Closing Date.

     5. Representations and Warranties of the Exchanged Corporation. As a material inducement to the Exchanging Corporation to enter into this Agreement, each of the shareholders of the Exchanged
Corporation, jointly and severally, hereby represents and warrants to, and covenants and agrees with, the Exchanging
Corporation as follows:

          5.1 The Exchanged Corporation is a corporation duly organized, validly existing, and in good standing under the laws of the State of Oregon. The Exchanged Corporation does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust, or other entity. The Exchanged Corporation has full corporate power and authority and all governmental licenses, authorizations, consents, and approvals required to carry on the business it now conducts and to own the assets and properties it now owns. Neither the ownership of its properties nor the nature of its business requires the Exchanged Corporation to be qualified in any jurisdiction other than the state of its incorporation.

          5.2 The authorized capital stock of the Exchanged Corporation consists of 200 shares of common stock, of which 200 shares are outstanding. The outstanding shares of the Exchanged Corporation
(the "Exchanged Shares") are duly authorized and validly issued and are fully paid, nonassessable, and without par value. The
Exchanged Corporation has not authorized or issued, or committed to issue (a) any capital stock or other securities not set forth in this Section 5.2 or (b) any options, warrants, or other rights to acquire or convert any obligations into, any shares of capital stock or other securities of the Exchanged Corporation.

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
          5.3
The shareholders of the Exchanged Corporation identified on Exhibit A have, and on the Closing Date shall have, good and marketable title to the Exchanged Shares in the amounts set forth opposite their names, free and clear of liens, claims, encumbrances, restrictions, options, and security interests of any kind (collectively, "Liens").

          5.4 The Exchanged Corporation and each of the shareholders of the Exchanged Corporation has full right, power, and authority, without the consent or authorization of any third party (other than those identified on Schedule 5.4), to execute, deliver, and perform its obligations under this Agreement, which constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors' rights and (b) injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought. Neither the Exchanged Corporation nor its agents or representatives have engaged any broker or finder in connection with the transactions contemplated by this Agreement.

          5.5 All taxes, licensing fees, and other governmental fees, assessments, and charges pertaining to the ownership and operation of the assets and properties of the Exchanged
Corporation have been paid in full. The assets and properties of the Exchanged Corporation have been owned and operated in compliance in all material respects with all applicable laws, rules, regulations, ordinances, and governmental authorizations and permits. There is no action, suit, inquiry, proceeding, or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the best knowledge of the Exchanged Corporation, threatened, against or involving or arising in connection with the Exchanged Corporation or their assets or properties, other than those that are reasonably expected by the Exchanged Corporation to be resolved without a material adverse effect on the Exchanged Corporation. The shareholders of the Exchanged Corporation are not aware of any facts which would form the basis for any material claim against the Exchanged Corporation.

          5.6 There are no contracts, agreements, leases, or other commitments relating to the ownership and operation of the assets and properties of the Exchanged Corporation other than those identified on Schedule 5.6 (the "Contracts"). Except to the extent described on Schedule 5.6, the Contracts are freely assignable to the Exchanging Corporation. The Exchanged Corporation has previously provided the Exchanging Corporation with true and correct copies of the Contracts, all of which are unamended and in full force and effect and none of which is in default by either party. The execution, delivery, and performance by the Exchanged Corporation of this Agreement does not (a) conflict with, result in a breach of violation of, or constitute a default under, the Contracts, (b) constitute a violation of any judgment, order, or decree applicable to the Exchanged Corporation or any of their assets or properties, or
(c) result in the creation of any Lien on any of its assets or properties.

          5.7 The Exchanged Corporation has not received written notification from any governmental authority stating that any real property owned or leased by the Exchanged Corporation or the Subsidiary (the "Real Property") or any part thereof is
(a) targeted for clean-up or remediation of Hazardous Substances (hereinafter defined) or (b) not otherwise in

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
compliance with applicable Environmental Laws (hereinafter defined). To the best knowledge of the Exchanged Corporation, there are no Hazardous Substances on, in, or under the Real Property or any part thereof which are in violation of applicable Environmental Laws, and there are no underground storage tanks on or under the Real Property. The Exchanged Corporation has not used the Real Property to store or dispose of any Hazardous Substances. The Exchanged Corporation, and, to the best knowledge of the Exchanged Corporation, all previous owners and operators of the Real Property, have owned and operated the Real Property in compliance with all applicable Environmental Laws. The term "Hazardous Substance" means any substance or material defined or designated as hazardous or toxic (or by any similar term) under any Environmental Law, including petroleum products and friable materials containing more than one percent (1%) asbestos by weight. The term "Environmental Law" means any federal, state, or local law, ordinance, rule, or regulation relating to pollution or protection of the environment or actual or threatened releases, discharges, or emissions, into the environment, including the so-called Comprehensive Environmental Response, Compensation, and Liability Act; Resource Conservation and Recovery Act; the Superfund Amendments and Reauthorization Act; Federal Water Pollution Control Act; Clean Air Act; and all comparable state statutes.

          5.8 The financial information provided by the shareholders of the Exchanged Corporation and the Exchanged Corporation relating to the assets, properties, and business of the Exchanged
Corporation is true and complete. The Exchanged Corporation has no indebtedness outstanding other than trade payables incurred in the ordinary course of business. There are no attachments, executions, assignments for the benefit of creditors, or proceedings in bankruptcy, or under any other debtor relief laws contemplated by or pending or, to the best knowledge of the shareholders of the Exchanged Corporation, threatened against the shareholders of the Exchanged Corporation, the Exchanged
Corporation, or the assets, properties, or business of the Exchanged Corporation. Except as and to the extent reflected or reserved against in the latest balance sheet for the Exchanged
Corporation provided to the Exchanging Corporation (or its predecessor in interest) by the shareholders of the Exchanged
Corporation or the Exchanged Corporation, and except for liabilities arising in the ordinary course of business since the date of such balance sheet, the Exchanged Corporation does not have any accrued or contingent liability arising out of any transaction or state of facts existing prior to the date hereof
(or the Closing Date, as applicable) that could reasonably be expected to require the Exchanged Corporation to pay more than $5,000.

          5.9 Within the times and in the manner prescribed by law, the Exchanged Corporation has filed all federal, state, and local tax returns required by law and has paid all taxes, assessments, and penalties due and payable. There are no present disputes about taxes of any nature payable by the Exchanged Corporation and no federal or other tax return has been audited.

          5.10 The Exchanged Corporation has good and marketable title to all of its assets free and clear of all liens, charges, and encumbrances, claims, easements, rights of way, covenants, conditions, or restrictions. The locations at which substantially all of the operating assets of the Exchanged
Corporation are located are listed on Schedule 5.10. All real property and tangible personal property of the Exchanged
Corporation that is necessary to the operation of

Page 5  STOCK EXCHANGE AGREEMENT
its business is in good operating condition and repair in all material respects, ordinary wear and tear excepted. No shareholder of the Exchanged Corporation; nor any officer, director, or employee of the Exchanged Corporation, nor any spouse, child, or other relative of any of these persons, owns or has any interest, directly or indirectly, in any of the real or personal property owned by or leased to the Exchanged Corporation.

          5.11 The Exchanged Corporation holds all necessary licenses or other rights necessary for the operation of its business as now conducted by it, and each such license or right is presently valid and effective.

          5.12 No representation or warranty made or given by the shareholders of the Exchanged Corporation to the Exchanging Corporation in connection with the transactions contemplated by this Agreement contains any untrue statement of material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

     6.   Representations and Warranties of the Exchanging
Corporation. The Exchanging Corporation hereby represents and warrants to the Exchanged Corporation and the shareholders of the Exchanged Corporation as follows:

          6.1 The Exchanging Corporation has full right, power, and authority, without the consent or authorization of any third party (other than those identified on Schedule 6.1), to execute, deliver, and perform its obligations under this Agreement, which constitutes the legal, valid, and binding obligation of the Exchanging Corporation, enforceable in accordance with its terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors' rights and
(b) injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought. The Exchanging Corporation is a corporation duly organized, validly existing, and in good standing under the laws of the State of Oregon. Neither the Exchanging Corporation nor any of its agents or representatives has engaged any broker or finder in connection with the transactions contemplated by this Agreement.

          6.2 The execution, delivery, and performance by the Exchanging Corporation of this Agreement does not constitute a violation of, or constitute a default under, any agreement, instrument, or commitment to which the Exchanging Corporation is a party or by which the Exchanging Corporation is bound.

          6.3 Upon the issuance thereof, the shares to be delivered to the shareholders of the Exchanged Corporation pursuant to Section 2 above shall duly be authorized, validly issued, and fully paid.

     7. Conditions to Obligations of Exchanging Corporation. The obligations of the Exchanging Corporation to consummate the transactions contemplated by this Agreement are subject to satisfaction of or compliance with each of the following conditions:

Page 6  STOCK EXCHANGE AGREEMENT

          7.1
No suit, action, investigation, inquiry, or other proceeding by any governmental authority or other person or entity shall have been instituted which questions or challenges the validity or legality of the transactions contemplated by this Agreement.

          7.2  All approvals, consents, and authorizations shown on
Schedule 6.1 shall have been obtained.

          7.3 Subject to any changes that have been waived in writing by the Exchanging Corporation, (a) the representations and warranties of the shareholders of the Exchanged Corporation set forth in this Agreement shall have been and shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date and (b) neither the Exchanged
Corporation nor its shareholders shall have violated in any material respect any covenant or agreement by them in this Agreement and shall have performed in all material respects all obligations to be performed by them under this Agreement prior to or as of the Closing Date.

     8. Conditions to Obligations of Exchanged Corporation. The obligations of the Exchanged Corporation and its shareholders to consummate the transactions contemplated by this Agreement are subject to satisfaction of or compliance with each of the following conditions:

          8.1 No suit, action, investigation, inquiry, or other proceeding by any governmental authority or other person or entity shall have been instituted which questions or challenges the validity or legality of the transactions contemplated by this Agreement.

          8.2  All approvals, consents, and authorizations shown on
Schedule 5.4 shall have been obtained.

          8.3 Subject to any changes that have been waived in writing by the Exchanged Corporation, (a) the representations and warranties of the Exchanging Corporation set forth in this Agreement shall have been and shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date and (b) the Exchanging Corporation shall not have violated in any material respect any covenant or agreement by it in this Agreement and shall have performed in all material respects all obligations to be performed by it under this Agreement prior to or as of the Closing Date.

     9. Right to Termination. This Agreement may be terminated and the proposed transactions abandoned:

          9.1  At any time, by mutual consent of the parties;

          9.2 At the option of the Exchanging Corporation and by notice to the Exchanged Corporation stating the reasons for such action,
(a) in the event the closing of the transactions contemplated by this Agreement shall not have occurred on the date designated in
Section 3 (or any other date that the parties may designate by mutual agreement) by reason of the failure of any of the conditions set forth in Section 7 or (b) at any time prior to the closing of the

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
transactions contemplated by this Agreement, in the event of a material breach of any of the representations, warranties or covenants of the Exchanged Corporation or its shareholders; or

          9.3 At the option of the shareholders of the Exchanged Corporation and by notice to the Exchanging Corporation stating the reasons for such action, (a) in the event the closing of the transactions contemplated by this Agreement shall not have occurred on the date designated in Section 3 (or any other date that the parties may designate by mutual agreement) by reason of the failure of any of the conditions set forth in Section 8 or
(b) at any time prior to the closing of the transactions contemplated by this Agreement, in the event of a material breach of any of the representations, warranties or covenants of the Exchanging Corporation set forth in this Agreement.

          9.4 Termination by a party pursuant to Section 9.2 or 9.3 shall not adversely affect such party's other available rights and remedies. The rights and remedies of the party terminating this Agreement pursuant to Section 9.2 or 9.3, whether contained in this Agreement or conferred pursuant to applicable law or in equity, shall be cumulative and concurrent and may be pursued singly, successively, or together, at the discretion of the holder thereof.

     10. Indemnification. Subject to the limitations set forth in this Section 10 and in Section 11.6, each of the Exchanging Corporation, on the one hand, and the shareholders of the Exchanged Corporation, on the other, shall indemnify the other and the other's employees, agents, officers, directors, heirs, personal representatives, administrators, successors, permitted assigns, and affiliates from and against any and all costs, damages, expenses, and liabilities (including reasonable attorneys' fees) incurred or sustained in connection with or resulting from (a) breach of such party's representations and warranties under this Agreement or (b) failure to perform such party's other obligations under this Agreement; provided, however, that the maximum liability of the Exchanging
Corporation, on the one hand, and the shareholders of the Exchanged Corporation, on the other, under this sentence shall not exceed $25,000. In addition, the Exchanging Corporation agrees to indemnify the shareholders of the Exchanged Corporation and their heirs, personal representatives, and administrators from and against any and all costs, damages, expenses, and liabilities (including reasonable attorneys' fees) arising from or relating to the ownership or operation of the assets and properties of the Exchanged Corporation on or after the Closing Date, and shareholders of the Exchanged Corporation agree to indemnify the Exchanging Corporation and the Exchanging Corporation's employees, agents, officers, directors, successors, permitted assigns, and affiliates from any and all costs, damages, expenses, and liabilities (including reasonable attorneys' fees) arising from or relating to the ownership or operation of the assets and properties of the Exchanged
Corporation prior to the Closing Date; provided, however, that the maximum liability of the Exchanging Corporation, on the one hand, and the shareholders of the Exchanged Corporation, on the other, under this sentence shall not exceed $25,000.

     11.  General Provisions:

          11.1 Binding Effect. This Agreement may not be assigned by either of the parties without the written consent of the other party. Subject to the foregoing restrictions, this

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
Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, administrators, successors, and permitted assigns.

          11.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon.

          11.3 Entire Agreement. This Agreement, including the schedules and exhibits hereto (which are incorporated herein by reference), contains the entire agreement between the Exchanging Corporation and the Exchanged Corporation with respect to the transactions contemplated by this Agreement and supersedes all prior and contemporaneous agreements between them with respect to such transactions. The parties agree that the terms of this Agreement are confidential and will not be disclosed, other than to each party's officers, directors, shareholders, accountants, attorneys, and lenders, without the consent of the other, except to the extent required under applicable law and regulations.

          11.4 Amendment. This Agreement may not be modified or amended except by the written agreement of the party entitled to the benefit of the provision against whom enforcement is sought.

          11.5 Severability. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term or provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

          11.6 Survival. All representations and warranties herein, and all covenants herein (the full performance of which is not required to or at the Closing Date), shall survive the Closing
Date and be fully enforceable thereafter for a period of one year following the Closing Date.

          11.7 Notices. Notices under this Agreement shall be in writing and shall be effective when actually delivered or three business days after deposit in the United States Mails, certified, return receipt requested, directed to the other party at the address set forth below, or to such other address and/or person as the party may indicate by written notice to the other party:

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

     If to the Exchanged           Richard Buckley
     Corporation or the            14450 Quaker Hill
     Shareholders of the           Crossroads
     Exchanged Corporation:        Nevada City, CA  95959

     If to the Exchanging          Elmer's Restaurants,
     Corporation                   Inc..
                                   11802 SE Stark St.
                                   Portland, OR  97216
                                   Attn:  William W.
                                   Service



          11.8 Waiver. Failure of any party at any time to require performance of any provision of this Agreement shall not limit such party's right to enforce such provision, nor shall any waiver of any breach of any provision of this Agreement constitute a waiver of any succeeding breach of such provision or a waiver of such provision itself.

          11.9 Attorney's Fees. If a suit, action, or other proceeding of any nature whatsoever (including any proceeding under the U.S.
Bankruptcy Code) is instituted to enforce or interpret any provision of this Agreement or in connection with any dispute hereunder, the prevailing party shall be entitled to recover such amount as the court may adjudge reasonable as attorney's fees and all other fees, costs, and expenses of litigation at trial or any appeal or review, in addition to all other amounts provided by law.

          11.10 Remedies. In the event of a default under this Agreement, the non-defaulting party shall have all rights and remedies available under this Agreement, to the fullest extent of applicable law and equitable principles, subject to the limitations set forth in Section 10.

          11.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same agreement.

          11.12 Further Assurances. From time to time, upon request of either party, the other party shall execute, acknowledge, and deliver such documents and undertake such actions as may be reasonably requested in order to fulfill the transactions contemplated by this Agreement.

          11.13 Expenses. Each party shall bear all costs and expenses incurred by such party in connection with this transaction, including, without limitation, legal expenses.

Page 10  STOCK EXCHANGE AGREEMENT

     IN WITNESS WHEREOF, the parties have entered into this Merger Agreement as of the date first set forth above.

     The Exchanged Corporation:    GRASS VALLEY LTD., INC., an
                                   Oregon corporation


                                   By:_/s/_Gary Weeks____________
                                   Title:_President______________

     The Exchanging Corporation:   ELMER'S RESTAURANTS, INC., an
                                   Oregon corporation


                                   By:_/s/_William Service_______
                                   Title:_CEO____________________

     The Shareholders of the Exchanged

     Corporation:

                                   __/s/_Gary Weeks______________
                                   Gary Weeks

                                   __/s/_Richard Buckley_________
                                   Richard Buckley

Page 11  STOCK EXCHANGE AGREEMENT

                            EXHIBIT A

              Shareholders of Exchanged Corporation

     Shareholder                    Number of
                                    Shares
     Gary Weeks                     100
     Richard Buckley                100


                       [Schedules omitted]